Exhibit 99.1

Press Release Dated October 21, 2005

NEWS RELEASE

October 21, 2005

Farmers Capital Bank Corporation Announces Nine Months Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq: FFKT) reported net income of $11,797,000 for the nine months ended September 30, 2005, an increase of $1,349,000 or 12.9% compared to $10,448,000 reported for the nine months ended September 30, 2004. Basic and diluted net income per share were $1.74 and $1.73 for the current nine months, an increase of $.19 or 12.3% compared to $1.55 and $1.54 for the same nine-month period a year earlier. For the three months ended September 30, 2005, net income was $3,853,000, an increase of $654,000 or 20.4% compared to $3,199,000 for the same period in 2004. Basic and diluted net income per share were $.57 and $.56 for the current three months, an increase of $.10 or 21.3% and $.09 or 19.1%, respectively compared to $.47 in the same three-month period a year ago.

The Company closed two acquisitions during 2004 that affect these comparisons; Citizens Bank (Kentucky), Inc.(“Citizens”) was acquired on July 1, 2004 and Financial National Electronic Transfer, Inc. (“FiNET”) was acquired on October 8, 2004. The timing of the FiNET acquisition generally increased reported income and expense line items in the current three and nine-month periods compared to the same periods a year earlier, while the timing of the Citizens acquisition only effected the nine month comparison.

The increase in net income for the three and nine months ended September 30, 2005 is primarily attributed to an increase in net interest income and a lower provision for loan losses partially offset by higher net noninterest expenses. Net interest income for the current quarter was $11,500,000, an increase of $458,000 or 4.1% compared to $11,042,000 during the same period a year earlier. Net interest income for the current nine-month period was $33,902,000, an increase of $1,966,000 or 6.2% compared to $31,936,000 for the same nine months in 2004. The increase in net interest income in the quarterly and nine-month comparisons can be attributed to higher interest income, primarily on loans, which offset the growth in interest expense.

The provision for loans losses decreased $418,000 or 62.8% and $1,295,000 or 87.6% in the three and nine-month comparisons, respectively. The decrease in the provision for loan losses for the current three and nine months is related to a $455,000 and $4,800,000 reduction in nonperforming loans in the current three and nine-month periods ended September 30, 2005 and the sale of the Company’s credit card portfolio during the first quarter of 2005. Nonperforming loans include nonaccrual loans and loans past due 90 days or more in which interest is still accruing. Nonperforming loans and credit card loans typically have larger allowances due to their identified risk of loss characteristics.

Noninterest income increased $478,000 or 10.5% and $2,839,000 or 22.1% in the quarterly and year to date comparisons, respectively. The increase in noninterest income was led by higher allotment processing fees of $461,000, up 232.8%, and $1,359,000, up 227.3% for the quarter and year to date periods, respectively and is attributed to the FiNET acquisition early during the fourth quarter of 2004. Other significant increases in noninterest income include service charges and fees on deposits of $220,000 or 10.0% for the quarter and $1,020,000 or 16.5% for the nine-month comparison, gains on the sale of mortgage loans of $73,000 or 64.0% for the quarter and $367,000 or 160.3% for the nine-month comparison, and a one-time $700,000 gain on the sale of the Company’s credit card portfolio for the nine-month comparison. Notable declines in noninterest income include income from bank owned life insurance of $34,000 or 9.4% for the quarter and $230,000 or 20.4% for the nine-month comparison due to lower crediting rates on the underlying investments, lower service charges, commissions, and fees of $151,000 or 21.5% and $290,000 or 14.0% for the quarter and year to date comparisons, and lower securities gains of $102,000 and $170,000 in the comparable three and nine-month periods, respectively. Up until recently, the underlying investments related to the bank owned life insurance have been repricing in a lower interest rate environment.

Noninterest expenses increased $514,000 or 4.7% and $4,061,000 or 13.4% for the current three and nine months respectively, compared to the same periods a year earlier. The growth in noninterest expenses was partially alleviated by growth in noninterest income. The increase in noninterest expenses occurred in nearly every reported category and is generally attributed to the Company's business expansion during the last half of 2004. The most significant increase was salaries and employee benefits, which grew $226,000 or 3.7% and $1,563,000 or 9.3% in the three and nine-month comparisons, respectively as the average number of full time equivalent employees rose to 518 from 501 for the three-month comparison and 517 from 475 in the nine-month comparison. Another notable increase in noninterest expenses for the quarterly comparison includes amortization of intangibles of $118,000. Other significant increases for the nine-month comparison include amortization of intangibles of $609,000, data processing and communication expenses of $301,000 or 10.3%, and occupancy and equipment expenses of $537,000 or 14.2%.

As previously disclosed, on July 1, 2005 the Company announced that it had reached an agreement to acquire Citizens Bancorp, Inc. (“Citizens”). The results presented by the Company will not include the results of Citizens until after the transaction closes, which is expected to be during the fourth quarter of 2005.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 27 banking locations in 16 communities throughout Kentucky, a leasing company, a data processing company, an insurance company, and a mortgage company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Capital Market tier, under the symbol: FFKT.

Consolidated Financial Highlights

(In thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income	$ 18,555	$ 15,930	$ 53,365	$ 45,562
Interest expense	7,055	4,888	19,463	13,626
Net interest income	11,500	11,042	33,902	31,936
Provision for loan losses	248	666	184	1,479
Net interest income after provision for
loan losses	11,252	10,376	33,718	30,457
Noninterest income	5,017	4,539	15,701	12,862
Noninterest expenses	11,503	10,989	34,361	30,300
Income before income tax expense	4,766	3,926	15,058	13,019
Income tax expense	913	727	3,261	2,571
Net income	$ 3,853	$ 3,199	$ 11,797	$ 10,448

Per common share:
Net income - basic	$ .57	$ .47	$ 1.74	$ 1.55
Net income - diluted	.56	.47	1.73	1.54
Cash dividend declared	.33	.33	.99	.99

Weighted average shares outstanding - basic	6,786	6,736	6,786	6,730
Weighted average shares outstanding - diluted	6,821	6,787	6,824	6,781

			September 30, 2005	September 30, 2004
Cash and cash equivalents			$ 151,171	$ 103,629
Investment securities			353,379	334,227
Loans, net of allowance of $11,268 (2005) and $13,292 (2004)			886,275	859,346
Other assets			92,126	79,084
Total assets			$ 1,482,951	$ 1,376,286

Deposits			$ 1,194,634	$ 1,111,370
Federal funds purchased and securities sold under
agreements to repurchase			60,078	63,006
Other borrowings			80,417	58,957
Other liabilities			13,031	11,765
Total liabilities			1,348,160	1,245,098

Shareholders’ equity			134,791	131,188
Total liabilities and shareholders’ equity			$ 1,482,951	$ 1,376,286

End of period book value per share[1]	$ 19.85	$ 19.49
End of period share value	30.98	34.30
End of period dividend yield[2]	4.26%	3.85%

Averages for the nine months ended September 30,	2005	2004
Assets	$ 1,439,499	$ 1,321,605
Deposits	1,156,375	1,047,323
Loans, net of unearned interest	889,521	800,269
Shareholders' equity	132,461	126,919

Return on average assets	1.10%	1.06%
Return on average equity	11.91%	11.00%

1Represents total equity divided by the number of shares outstanding at the end of the period.

2Represents current annualized dividend declared divided by the end of period share value.